Exhibit 10.83
GLOBAL AMENDMENT TO
NOTE, INDENTURE AND SECURITIES PURCHASE AGREEMENT
This Global Amendment to Note, Indenture and Securities Purchase Agreement (this “Amendment”) is among:
•	Rockford Corporation, an Arizona corporation (“Company”);

•	The Bank of New York Mellon Trust Company, N.A., as successor to BNY Western Trust Company, a California banking corporation (“BNYM”); and

•	J.P. Morgan Securities Inc., a Delaware corporation (“JP Morgan”).
RECITALS:
A.	Company, JP Morgan and certain other Noteholders (as defined in the Indenture referenced below) entered into a Securities Purchase Agreement, dated as of June 10, 2004 (the “Purchase Agreement”), pursuant to which Company issued and sold to Noteholders (i) $12,500,000 aggregate principal amount of Company’s 4.5% Convertible Senior Subordinated Secured Notes due 2009 (the “Notes”) and (ii) Warrants to Purchase Common Stock for an aggregate of 590,737 shares of Company’s Common Stock (the “Warrants”).

B.	In connection with the transactions contemplated by the Purchase Agreement, one or more of the parties, together with certain other parties thereto, entered into certain ancillary agreements, each of which is dated as of June 10, 2004, including the following (together with the Purchase Agreement, the Notes, and the Warrants, the “Operative Documents”):
•	Indenture between Company and BNYM, as Trustee, relating to the Notes;

•	Security Agreement among Company, Audio Innovations, Inc. and BNYM, as Agent for Noteholders; and

•	Registration Rights Agreement among Company, Piper Jaffray and Noteholders.
C.	Certain of the Operative Documents were amended, including to increase the number of Warrants issued to Noteholders, pursuant to a Global Amendment to Notes, Warrants, Indenture, Security Agreement, Warrant Agent Agreement and Registration Rights Agreement and Waiver of Event of Default dated as of November 12, 2004.

D.	All of the Notes and Warrants issued pursuant to the Purchase Agreement and the Indenture have been retired or cancelled other than Note Certificate No. 13 in the aggregate principal amount of $5,000,000 issued to and held by

JP Morgan (the “JP Morgan Note”) and Warrant Certificate No. 13 for 475,000 shares of Common Stock of Company issued to and held by JP Morgan (the “JP Morgan Warrant”).
E.	The JP Morgan Note matures and is due and payable in full on June 10, 2009. Company has requested that JP Morgan grant an extension of time for the payment of the JP Morgan Note as described in this Amendment. JP Morgan is willing to grant such extension subject to Company’s agreement to amend certain terms and conditions of the Operative Documents as specified in this Amendment.
AGREEMENTS:
1.	Defined Terms. Capitalized terms used but not defined in this Amendment will have the meanings given them in the Operative Documents.

2.	Amendments to JP Morgan Note. The JP Morgan Note is amended as follows:
(a)	The maturity date of the JP Morgan Note is extended to December 10, 2010; provided, however, Company must make principal payments on the JP Morgan Note in the amount of $1,250,000 each in accordance with the following schedule:
June 10, 2009
December 10, 2009
June 10, 2010
December 10, 2010
On December 10, 2010, all unpaid principal and accrued but unpaid interest will be due and payable in full.
(b)	Effective from and after June 10, 2009, the interest rate on the JP Morgan Note will increase to 10.0% per annum payable semiannually on each June 10 and December 10.

(c)	The title of the JP Morgan Note is amended to the extent necessary to reflect the amendments in this Paragraph 2. Except as expressly amended by this Paragraph 2, all other terms of the JP Morgan Note will continue in full force and effect.
At the request of the Trustee or JP Morgan, Company will execute and deliver to the Trustee for authentication a new Note reflecting the foregoing amendments, and the Trustee will thereupon authenticate and deliver the new Note to JP Morgan upon surrender of the outstanding Note in accordance with Section 11.4 of the Indenture.

3.	Amendments to Indenture.
(a)	Section 16.1 of the Indenture is amended and restated in its entirety as follows:
     If, at any time prior to December 10, 2010 there shall occur a Repurchase Event (as defined in Section 16.3), then each holder shall have the right, at such holder’s option, to require the Company to repurchase all of such holder’s Notes, or any portion thereof (in principal amounts of One Thousand United States Dollars ($1,000) or integral multiples thereof), on the date (the “repurchase date”) that is forty (40) calendar days after the date of the Company Notice (as defined in Section 16.2(a) below) of such Repurchase Event (or, if such 40th day is not a Business Day, the next succeeding Business Day). If the Repurchase Event occurs (i) after June 10, 2008 but prior to or on June 10, 2009, such repurchase shall be made in cash at a price equal to 105% of the principal amount of Notes such holder elects to require the Company to repurchase, and (ii) after June 10, 2009 but prior to or on December 10, 2010, such repurchase shall be made in cash at a price equal to 100% of the principal amount of Notes such holder elects to require the Company to repurchase, together, in each case, with accrued interest, if any, to the applicable repurchase date (the “Repurchase Price”). Notwithstanding anything in this Article XVI to the contrary, if a redemption date pursuant to Article III shall occur prior to any repurchase date established pursuant to a Company Notice under Section 16.2, provided that the Company shall have deposited or set aside an amount of money sufficient to redeem such Notes as set forth in Section 3.2 on or before such repurchase date, all such Notes shall be redeemed pursuant to Article III and the repurchase rights hereunder shall have no effect.
(b)	Section 16.3(d) of the Indenture is amended to delete the phrase “or a Termination of Trading” and Section 16.3(f) is deleted and will have no further effect after the date of this Amendment. As a result of this change Section 16.3(d) reads in full as follows:
     The term “Repurchase Event” means a Change in Control.
(c)	The Indenture, including the form of Note attached as Exhibit A to the Indenture, is amended to the extent necessary to reflect the amendments in Paragraph 2 above.

4.	Amendment to Purchase Agreement. The second sentence of Section 4(f) of the Purchase Agreement is deleted from the Purchase Agreement and declared null and void.

5.	Affect of Amendments on Certain Other Provisions and Agreements. Notwithstanding the extension of the maturity date of the JP Morgan Note and the other amendments described above:
(a)	JP Morgan’s right to convert all or any portion of the principal amount of the JP Morgan Note into shares of Common Stock expires on June 10, 2009 as originally provided in the JP Morgan Note;

(b)	JP Morgan’s right to purchase shares of Common Stock pursuant to the JP Morgan Warrant expires on June 10, 2009 as originally provided in the JP Morgan Warrant;

(c)	The Registration Rights Agreement (other than Sections 6 and 7 of the Registration Rights Agreement, which will, subject to applicable law, survive and continue in full force and effect in accordance with their terms) will terminate and be of no further force and effect on June 10, 2009.

(d)	This Security Agreement continues in full force and effect and nothing in this Amendment is intended to affect or impair BNYM’s rights, as Agent for the Noteholders, in the Collateral. Company will cause a UCC continuation statement to be filed in the office of the Arizona Secretary of State on or before June 11, 2009, the expiration date of the existing UCC financing statement filed in favor of BNYM, as Agent (File No. 2004-13203433).
6.	Extension Fee. As additional consideration for JP Morgan entering into this Amendment, including its agreement to extend the maturity date of the JP Morgan Note, Company will pay to JP Morgan an extension fee in the amount of $50,000 payable concurrently with the execution and delivery of this Amendment.

7.	Independent Advice. JP Morgan acknowledges and agrees that it has had the opportunity to consult with its own counsel, accountants and other advisers regarding the legal, tax and other implications of this Amendment.

8.	Integration. This Amendment incorporates all negotiations of the parties hereto with respect to the subject matter of this Amendment and is the final expression and agreement of the parties with respect to the subject matter of this Amendment.

9.	Severability. If any provision of this Amendment is held to be invalid, illegal or unenforceable, such provision will be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions of this Amendment will not in any way be affected or impaired thereby.
10.	Conflict. If there is any conflict between the provisions of this Amendment and the provisions of any of the Operative Documents, the provisions of this Amendment will control. Except as expressly amended hereby, the terms, conditions and provisions of the Operative Documents remain in full force and effect.

11.	BNYM makes no representation to either Company or JP Morgan as to the validity or sufficiency of this Amendment.
[signature page follows]

12.	Effective Date. This Amendment is executed effective as of April 13, 2009.

ROCKFORD CORPORATION

By:

Name:

Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:

Name:

Title:

J.P. MORGAN SECURITIES INC.

By:

Name:

Title: